Exhibit (h)(71)
TRANSFER AGENCY AND SERVICE AGREEMENT
BETWEEN
PREMIER VIT, ON BEHALF OF EACH PORTFOLIO LISTED ON SCHEDULE A,
INDIVIDUALLY AND NOT JOINTLY OR JOINTLY AND SEVERALLY
AND

BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A	Funds and Portfolios
Schedule 1.2(f)	AML and CIP Delegation
Schedule 1.2(i)	Omnibus Transparency Services
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT
THIS AGREEMENT made as of the 3rd day of October 2008, by and between Premier VIT having its principal office and place of business at 1345 Avenue of the Americas, New York, NY 10105 (the “Fund”), on behalf of each Portfolio listed on Schedule A, individually and not jointly or jointly and severally, and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).
WHEREAS, the Fund may be authorized to issue shares in a separate series, such series shall be named in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);
WHEREAS, the Fund is a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “1940 Act”);
WHEREAS, it is contemplated that additional Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and
WHEREAS, the Fund, on behalf of itself and its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. Terms of Appointment and Duties
1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”) and described in the currently effective prospectus and statement of additional information of the Fund, on behalf of the applicable Portfolio, including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios (the “Procedures”), with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder’s account in the Portfolio or Fund, as the case may be, on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;
(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of a Portfolio as identified by the Fund (the “Custodian”);
(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;
(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;
(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Fund;
(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other appropriately designated payees;
(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;
(h) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;
(i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification reasonably satisfactory to the Transfer Agent and protecting the Transfer Agent, the Fund and the applicable Portfolios, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;
(j) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. If requested in proper and reasonable form, such stop orders and replacements will be deemed to have been made at the request of a Portfolio, and, as between such Portfolio and the Transfer Agent, the Portfolio shall be responsible for all losses or claims resulting from such replacement;
(k) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(l) Record the issuance of Shares of the Fund and each Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”), a record of the total number of full and fractional Shares of the Fund and each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of full and fractional Shares of the Fund and each Portfolio which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;
(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or a Portfolio or any other person or firm on behalf of the Fund or a Portfolio or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders, or directly from individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent;
(n) Maintain and manage, as agent for the Fund and the Portfolios, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;
(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and
(p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.
1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:
(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent, service agent of certain retirement plans, and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any dividend reinvestment plan, periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing shareholder lists for meetings; arranging for mailing of Shareholder reports and prospectuses and statements of additional information to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;
(b) Control Book (also known as “Super Sheet”). The Transfer Agent shall maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund and each of its Portfolios for each business day (including information relating to transactions, receipts and disbursements relating to a particular business day but transmitted to the Transfer Agent on the next business day) to the Fund no later than 12:00 PM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;
(c) “Blue Sky” Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring. Notwithstanding the foregoing, upon the Fund’s instruction, the Transfer Agent shall reverse share transactions effected in states and countries in which Shares are not properly registered and shall work with the Fund and the Fund’s designees on Blue Sky reporting and related matters upon request;
(d) National Securities Clearing Corporation (the “NSCC”). The Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Portfolios), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers or other intermediaries on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on

TA2000 System through Networking;
(e) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1, may be established in writing from time to time by agreement between the Fund and the Transfer Agent. If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s or a Portfolio’s behalf;
(f) Anti-Money Laundering (“AML”) Delegation. The Fund hereby delegates to the Transfer Agent certain AML duties under this Agreement and the parties hereby agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Fund, on behalf of the Portfolios, agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties (as set forth on the attached Schedule 3.1;
(g) Call Center Services. The Transfer Agent shall answer telephone inquiries from 8:00 a.m. to 8:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Portfolios and broker-dealers and other intermediaries on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund or its agents to the Transfer Agent, such inquiries may include, but not be limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Fund or a Portfolio, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund, on behalf of its Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;
(h) Short Term Trade Monitoring. The Transfer Agent will provide the Fund with periodic reports on trading activity in each Portfolio based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund, on behalf of its Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;
(i) Omnibus Transparency Services. Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2), and (3) under the 1940 Act. The parties hereby agree to such services and terms as stated in the attached schedule (“Schedule

1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(i), the Fund shall pay the Transfer Agent for such fees and reasonable expenses associated with such additional services as set forth on Schedule 3.1; and
(j) Escheatment, Orders, Etc. Upon request of the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).
1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by the Fund’s Custodian (currently, State Street Bank and Trust Company (“State Street”)), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement reasonably acceptable to counsel to the Fund before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that the Fund and its agents shall have access to the Fund’s records throughout the term of this Agreement.

	1.5	Service Level Standards. The parties agree to negotiate in good faith certain service level standards that, once agreed upon, will be incorporated into this Agreement subsequent to the effective date of the Agreement.

	1.6	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Code or any other tax law, including without limitation, withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Fund. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Fund’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of shareholders and shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. The Fund will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Fund with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

2.		Third Party Administrators for Defined Contribution Plans
2.1	The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third-party administrators (“TPAs”) which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2	In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended in writing by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:
(a) Treat Shareholder accounts established by the Plans in the name of the trustees of the Plans, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the trustee for the benefit of the Plan; and
(c) Perform all services under Section 1 as transfer agent of the Funds and the Portfolios and not as a record-keeper for the Plans.
2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:
(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;
(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or
(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.
3. Fees and Expenses
3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees, on behalf of the Portfolios, to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to each Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Fund or Portfolio is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Fund or Portfolio.

3.2	Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Fund agrees, on behalf of the applicable Portfolios, to reimburse the Transfer Agent for reasonable reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours in excess of those allotted as part of the dedicated resources agreed to by the parties, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), transcripts, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other reasonable expenses incurred at the specific direction of the Fund or with reasonable advance written notice to the Fund.

3.3	Postage. The Transfer Agent may request that postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials. Upon such request, the Fund will make good faith efforts to advance such amounts to the Transfer Agent taking into consideration the amount of notice provided to the Fund by the Transfer Agent.

3.4	Invoices. The Fund, on behalf of the Portfolios, agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty- one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

3.5	Cost of Living Adjustment. After the expiration of the Initial Term, unless otherwise agreed by the parties, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for St. Louis MO-IL, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. Any such increase shall be capped at a maximum rate of five percent per year.

3.6	Late Payments. In the event that during any twelve month period a Portfolio pays any undisputed amounts in two or more invoices after their respective due dates, then the Transfer Agent may charge and the Portfolio will pay a late charge for any future invoice paid after the applicable due date. In such event, any such Portfolio shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4. Representations and Warranties of the Transfer Agent
The Transfer Agent represents and warrants to the Fund that:
4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7	It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.8	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, each Fund’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.
5. Representations and Warranties of the Fund
The Fund represents and warrants to the Transfer Agent that:
5.1	It is validly existing as a voluntary association with transferable shares of beneficial interest (commonly referred to as a “Massachusetts business trust”) and in good standing under the laws of the Commonwealth of Massachusetts.

5.2	It has requisite power under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is registered with the SEC as an open-end investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for the Fund is currently effective and will remain effective, and any required state securities law filings or notifications have been made and will continue to be made, with respect to all Shares being offered for sale by the Portfolios.
6. Wire Transfer Operating Guidelines
6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the selected security procedure as described in Section 6.2 (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith and with reasonable inquiry, is unable to satisfy itself that the transaction has been properly authorized. In the case of any such rejection, the Transfer Agent shall notify the Fund, or its designee, as soon as reasonably practicable.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the

Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent has acted in accordance with the standard of care set forth in Section 9 and that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) calendar days of receipt of such confirmation.
7. Data Access and Proprietary Information
7.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and applicable agents to:
(a) Use such programs and databases (i) solely on the Fund’s or such agent’s computers, (ii) solely from equipment at the location or locations agreed to between the Fund and the Transfer Agent (including such alternative locations as have been mutually agreed upon by the parties) and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;
(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s or such agent’s computer(s)), the Proprietary Information;
(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(d) Refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computer to the Fund’s or such agent’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);
(e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and
(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.
7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	The Fund may disclose the Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Fund; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.
7.5	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
7.6	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such reliance is reasonable and such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.
7.7	Each party shall take reasonable efforts to advise its employees and officers of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.
8. Indemnification
8.1	The Transfer Agent shall not be responsible for, and each Portfolio severally and not jointly shall indemnify and hold the Transfer Agent, its directors, officers and agents, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent, its directors, officers and agents, or affiliate is a named party), payments, reasonable expenses and liability arising directly out of or directly attributable to:
(a) All actions of the Transfer Agent or its agents or subcontractors permitted and required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund’s lack of good faith, negligence or willful misconduct;
(c) The reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of external legal counsel reasonably selected and retained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;
(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;
(e) The acceptance of email or facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs, the Fund or Shareholders, and the reasonable reliance by the Transfer Agent on the broker-dealer, TPA, the Fund or Shareholder ensuring that the original source documentation is in good order and properly retained; or
(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent, provided such negotiation and processing are done in good faith and without negligence or willful misconduct.
8.2	To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above for same matter, the Fund and each Portfolio shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund and each Portfolio, and each of their Trustees, officers and agents harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liability arising directly out of or directly attributable to (i) any action or failure of the Transfer Agent to act as a result of the Transfer Agent or its agents’ lack of good faith, negligence or willful misconduct in the performance of its services hereunder; or (ii) a breach of the terms of the Agreement by the Transfer Agent. For those activities or actions clearly delineated in the Procedures, the Transfer Agent and its agents shall be afforded a rebuttable presumption that it has used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.

(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will discuss with the Fund the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent has not acted in accordance with the standard of care under the Agreement and, except as provided below in subparagraph (c), the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction (i) greater than a negligible amount per shareholder, or (ii) which equals or exceeds one full cent ($.01) per share times the number of shares outstanding with respect to a class of shares of a Portfolio.

(b) If the net effect of the “as of” transaction that is determined to be caused solely by the Transfer Agent is negative and exceeds the above limits, then the Transfer Agent shall promptly contact the Fund and Fund accountants. The Transfer Agent will work with the Fund and Fund accountants to determine what, if any, impact the threshold break has on the applicable Portfolio’s Net Asset Value by share class and what, if any, further action is required. These further actions may include but are not limited to, the Portfolio re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Portfolio that took place during the period or a payment to the Portfolio. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent shall make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and make a payment to the Portfolio to settle such loss. If the Transfer Agent makes a payment to settle a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the calendar quarter monitoring process described below.

(c) In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by State Street in violation of its applicable standard of care under its agreement with the Fund, when taken together result in an as-of loss on a single transaction or on a single day in the Funds that is equal to or greater than $.01 per Share calculated on the basis of the total value of all outstanding Shares of the affected class of Shares of the Portfolio, the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by the Fund or a broker-dealer, when taken together with the Transfer Agent’s error, result in an as-of loss on a single transaction in the Funds that is equal to or greater than $.01 per Share calculated on the basis of the total value of all outstanding Shares of the affected class of Shares of the Portfolio, the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. Any amount paid by the Transfer Agent to settle a loss under subparagraph (b) or this subparagraph (c) will be deducted from the amount of any cumulative losses calculated as described above in subparagraph (d).
(d) The Transfer Agent will maintain a subsidiary ledger netting daily gains and losses, carrying the balance forward to be netted against future gains and losses. Net gains and/or losses for each Fund from as-of transactions shall be recorded in the ledger indicating the responsible party (Transfer Agent, Fund Advisor, Other). The Transfer Agent will monitor all Portfolios on a Share class by Share class basis to determine the accumulated gain or loss effect of “as-of trades” caused solely by the Transfer Agent. On the first business day following the end of each calendar quarter, if the Portfolio has an accumulated un-reimbursed as-of loss on any of its Share classes that is attributed to the Transfer Agent’s error resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement, then the Transfer Agent shall pay to the Portfolio the amount of such loss in excess of $.0075 per share calculated on the basis of the total value of all outstanding Shares of the affected Share class of the Portfolio. If at the end of the calendar quarter, a Portfolio has accumulated a gain with respect to a particular Share class, that gain shall remain with the Portfolio.
(e) The Transfer Agent shall maintain in its records “delay in processing forms” showing that all Transfer Agent-caused “as-of” transactions have been implemented solely for appropriate reasons, and will provide such documentation to a Portfolio or its investment adviser upon request. The Transfer Agent will report periodically the net economic effect on each Portfolio of all Transfer Agent-caused “as-of” transactions (other than “as-of” transactions for which the Portfolio has previously been reimbursed for any negative effect.).
(f) It is understood that any order (whether to purchase, sell or transfer) with respect to the Shares of the Fund is generally made at the Net Asset Value of the Shares next determined after the order is received by the Fund or its designees, in good order, or as otherwise specified in the Fund’s then effective prospectus. The Fund or an authorized person of the Fund shall so instruct the Transfer Agent of the proper effective date of an “as-of” transaction and the Fund’s determination in this regard shall be binding on all parties.
9.     Standard of Care
The Transfer Agent shall at all times act in good faith and agrees to use commercially reasonable best efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. The standard of care under this Section 9 also shall apply to Exception Services, as defined in Section 2.3 herein. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought, or if this Agreement has been in place for less than twelve months, the amount of fees and charges, but not including reimbursable expenses, received by the Transfer Agent under the Agreement for such period. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent or its employees or agents or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.
10.     Confidentiality
10.1	The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund or its agents, used or gained by the Transfer Agent or the Fund or its agents during performance under this Agreement, except to the extent required by law, court order or the request of a governmental agency or regulatory authority having jurisdiction over the disclosing party. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund or its agents and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.
10.2	As between the Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Fund. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s customer(s) or prospective customer(s) and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s or its investment adviser’s or distributor’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.
10.3	The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time, and (iii) federal and state privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.
10.4	In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person if required by law or court order.
11. Covenants of the Fund and the Transfer Agent
11.1	The Fund shall promptly furnish to the Transfer Agent the following:
(a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and
(b) A copy of the organizational documents of the Fund and all amendments thereto.
11.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
11.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act or any successor rule or applicable regulation and the Transfer Agent acknowledges that to the extent required by such rules or regulation, that such records are the property of the Fund. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.
11.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund and its Chief Compliance Officer. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 in a form reasonably acceptable to the Fund with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in a form reasonably acceptable to the Fun in connection with its compliance with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments, and will promptly notify the Fund of any such changes.
11.5	SAS70 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.
11.6	Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer

Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Fund, at its request, on an annual basis, and as otherwise reasonably requested by the Fund, to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, (ii) provide the Fund with assurance reasonably satisfactory to the Fund that such violation will not recur, and (iii) provide credit monitoring or other similar services for a one-year period to shareholders or others affected by the violation.
11.7	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. Further, in the event of a business disruption, the Transfer Agent shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Fund. In the event of a business disruption that results in a material service interruption to the Fund, the parties shall negotiate in good faith and agree upon an appropriate fee reduction for the period subject to such service disruption.
12. Termination of Agreement
12.1	Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of one year each (“Renewal Term”). The fee schedule set forth on Schedule 3.1 shall apply to the first and second one year Renewal Terms following the Initial Term. Either the Transfer Agent or the Fund shall give written notice to the other party at least one hundred eighty (180) calendar days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period. In the event the Fund wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give at least one hundred eighty (180) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. At least one hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6.

Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).
12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.
  12.3 Termination or Non Renewal.
(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.
(b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Fund, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.
(c) Early Termination for Convenience. In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Transfer Agent reserves the right to charge, in which case the Fund agrees to pay, an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement during the term in effect multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. In the event that the Fund terminates this Agreement prior to the end of a Renewal Term, other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, then the Fund shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in such Renewal Term but not to exceed four months of fees.
12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.
12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, provided that the Transfer Agent provide the Fund with 30 days notice and opportunity to pay the unpaid invoice. Such right to terminate shall not apply with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.
12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.
12.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has, or may reasonably be deemed to result in, a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.
12.8	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.
12.9	Within sixty (60) days after completion of a Deconversion, the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Fund fails to give that notice within sixty (60) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.9. In the event the Fund terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.
13. Assignment and Third Party Beneficiaries
13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.
13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund and the Portfolios. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
14. Subcontractors
14.1	The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and has the financial capacity and resources to provide the level of services required of the Transfer Agent hereunder or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund and the Portfolios for the acts and omissions of its affiliate (and for any other agent or subcontractor selected and used by the Transfer Agent to provide services required hereunder) as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States without the consent of the Fund; provided, however, that if any service is to be provided from outside of the United States during the Initial Term of this Agreement, the Transfer Agent shall obtain the prior consent of the Fund, which shall not be unreasonably withheld.

14.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.
15. Changes and Modifications
15.1	During the term of this Agreement the Transfer Agent will use on behalf of the Fund all improvements, modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund. No charges will be assessed therefor unless a specific charge is made for such improvements in the standard Transfer Agent pricing schedule, and is charged generally to other existing clients using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number or users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Fund may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Fund, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected the Transfer Agent system, then the Transfer Agent and the Fund will negotiate in good faith any appropriate additional costs to be paid by the Fund (in accordance with the Fund’s pro-rata share of such costs among the Transfer Agent’s customers based on respective number of accounts or other equitable measure as agreed upon by the parties).
15.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified promptly prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.
15.3	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.	Miscellaneous
16.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm,

micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention: Legal Department
Facsimile: (617) 483-2490

(b)	If to the Fund, to:
Premier VIT
c/o Allianz Global Investors Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Legal Department
Facsimile: 212-739-4425
17.	Additional Portfolios/ Funds
17.1	Additional Portfolios. In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2	Additional Funds. In the event that an entity affiliated with the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

17.3	Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios or share classes, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios or share classes are generally consistent with services then being provided by the

Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios or share classes shall be as set forth on Schedule 3.1 for the remainder of the then-current term. To the extent such funds or portfolios or share classes use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.
18.	Limitations of Liability of the Trustees and Shareholders

A copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Fund and each Portfolio by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations under or arising out of this Agreement are not binding upon any of the Trustees, officers or Shareholders individually but are binding only upon the assets and property of the relevant Portfolio.

19.	Obligations of the Fund and Portfolios.

The parties acknowledge and agree that the obligations of each Portfolio hereunder, including as to any fees or expenses payable by such Portfolio, shall be several and independent of the obligations of any other Portfolio and neither joint nor joint and several. Notwithstanding anything to the contrary contained in this Agreement, the Transfer Agent acknowledges and agrees that the sole source of payment of the obligations of any Portfolio hereunder shall be the assets of such Portfolio and that the Transfer Agent shall have no right of recourse or offset against the revenues and assets of any other Portfolio or the Fund. This Agreement, including all covenants, representations, warranties and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between the Fund on behalf of each Portfolio and the Transfer Agent and no action on the part of any other Portfolio or the Fund shall effect the rights or obligations of such Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PREMIER VIT, ON BEHALF OF EACH PORTFOLIO LISTED ON SCHEDULE A, INDIVIDUALLY AND NOT JOINTLY OR JOINTLY AND SEVERALLY

	By:	/s/ Brian Shlissel

	Name	Brian Shlissel
	Title:	President

As an Authorized Officer on behalf of each Portfolio of the Funds indicated on Schedule A
ATTEST:

/s/ Richard H. Kirk

BOSTON FINANCIAL DATA SERVICES, INC.

	By:	/s/ Richard Ahl

	Name:	Richard Ahl
	Title:	Senior Vice President
ATTEST:

/s/ Sandra A. Mucci

SCHEDULE A

Fund	Type of Entity	Jurisdiction

NFJ Dividend Value Portfolio
OPCAP Balanced Portfolio
OPCAP Equity Portfolio
OPCAP Managed Portfolio
OPCAP Mid Cap Portfolio
NACM Small Cap Portfolio

PREMIER VIT, ON BEHALF OF EACH
PORTFOLIO LISTED ON SCHEDULE A,		BOSTON FINANCIAL DATA SERVICES, INC.
INDIVIDUALLY AND NOT JOINTLY OR
JOINTLY AND SEVERALLY

By:	/s/ Brian Shlissel	By:	/s/ Richard Ahl

Name:	Brian Shlissel	Name:	Richard Ahl
Title:	President	Title:	Senior Vice President
As an Authorized Officer on behalf of each
Portfolio of the Funds indicated on Schedule A
Schedule A - 1

SCHEDULE 1.2(f)
AML DELEGATION
Dated: October 3, 2008
1.	Delegation.
     Subject to the terms and conditions set forth in this Agreement, the Fund, or its agents, hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program’”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.
     The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.
     Upon request of the Fund, the Transfer Agent agrees to provide periodic reports, certification and any other information pertaining to the delegated duties as set forth below and carried out by the Transfer Agent and to notify the Fund of any material changes to the Transfer Agent’s AML policies and procedures as soon as reasonably practicable.
2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains ultimately responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners and the Fund, as well as the Fund’s investment adviser and distributor.
3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.
Schedule 1.2(f) - 1

SCHEDULE 1.2(f)
AML DELEGATION
(continued)
4.	Delegated Duties
4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i) Compare all new accounts and registration maintenance through the Transfer Agent’s “Known Offenders” database and notify the Fund of any match;

(j) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded file IRS Form 8300 and issue the Shareholder notices as required by the IRS;
Schedule 1.2(f) - 2

SCHEDULE 1.2(f)
AML DELEGATION
(continued)
(k) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; notify the Fund immediately upon determination to file SAR and prior to the actual filing; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(l) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such requests within required time frame;

(m) (i) Verify the identity of any person seeking to open an account with the Fund or a Portfolio in accordance with reasonable procedures as required under the Customer Identification Program regulations, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency in accordance with the USA PATRIOT ACT;

(n) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. After assessing the money laundering risk and determining a risk ranking for the account, the Transfer Agent will notify the Fund’s AML officer of any account with a medium or above risk-ranking. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML officer for further instruction. Upon request by the Fund, the Transfer Agent will generate periodic reports of foreign correspondent accounts for review by the Fund for purposes of compliance with USA PATRIOT Act, Section 312. Upon instructions from the Fund, the Transfer Agent will conduct due diligence for existing accounts selected by the Fund for further review in accordance with the foregoing procedures.

(o) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).
Schedule 1.2(f) - 3

SCHEDULE 1.2(f)
AML DELEGATION
(continued)
(p) Maintain records for carrying out the delegated duties as set forth above in accordance with applicable laws.

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

PREMIER VIT, ON BEHALF OF EACH
PORTFOLIO LISTED ON SCHEDULE A,		BOSTON FINANCIAL DATA SERVICES, INC.
INDIVIDUALLY AND NOT JOINTLY OR
JOINTLY AND SEVERALLY

By:	/s/ Brian Shlissel	By:	/s/ Richard Ahl

Name:	Brian Shlissel	Name:	Richard Ahl
Title:	President	Title:	Senior Vice President
As an Authorized Officer on behalf of each Portfolio of the Funds indicated on Schedule A
Schedule 1.2(f) - 4

(Optional Service — Not Selected)
SCHEDULE 1.2(i)
OMNIBUS TRANSPARENCY SERVICES
Dated: October 3, 2008
A.	The Fund shall provide the following information to the Transfer Agent:
1.	The name and contact information for the Financial Intermediary, with which the Fund or its agent have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s or its agent’s request, identity and transaction information about shareholders who hold their shares of a Portfolio through an account with the Financial Intermediary
(an “accountlet”)), that is to receive an information request;

2.	The Portfolios to be included, along with each Portfolio’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)
B.	Upon receipt of the foregoing information, the Fund hereby authorizes and instructs the Transfer Agent to perform the following Services:
1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

(b) Generate exception reports using parameters provided by the Fund or its agent.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Fund.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.
Schedule 1.2(i) - 1

SCHEDULE 1.2(i)
OMNIBUS TRANSPARENCY SERVICES
(continued)
5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Fund or its agent or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Fund and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detail record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Fund or its agent. As reasonable requested by the Fund or its agent, the Transfer Agent shall furnish ad hoc reports to the Fund or its agent.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detail audit trail of all accounts that are blocked and reason for doing so.
Schedule 1.2(i) - 2

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
Dated: October 3, 2008
1.	On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares of a Portfolio, and (ii) requests by the Plan for the redemption of Shares of a Portfolio; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Portfolio’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Portfolio, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).
Schedule 2.1 - 1

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
(continued)
7.	The TPA(s) shall, at the request and expense of the Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Portfolio for delivery to its Shareholders.

8.	The TPA(s) shall, at the request of the Fund, prepare and transmit to the Fund or any agent designated by it such periodic reports covering Shares of each Portfolio held by each Plan as the Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Portfolio be furnished to Participants in which event the Transfer Agent or the Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

PREMIER VIT, ON BEHALF OF EACH
PORTFOLIO LISTED ON SCHEDULE A,		BOSTON FINANCIAL DATA SERVICES, INC.
INDIVIDUALLY AND NOT JOINTLY OR
JOINTLY AND SEVERALLY

By:	/s/ Brian Shlissel	By:	/s/ Richard Ahl

Name:	Brian Shlissel	Name:	Richard Ahl
Title:	President	Title:	Senior Vice President
As an Authorized Officer on behalf of each
Portfolio of the Funds indicated on Schedule A
Schedule 2.1 - 2

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Annual Account Service Fees 1

Institutional PIMS & MMS, Retail, 529, Canada & Cayman
Basis Point Fees
First 15 Billion in Assets	0.3610 Basis Points
Next 15 Billion in Assets	0.3260 Basis Points
Next 10 Billion in Assets	0.3240 Basis Points
Next 10 Billion in Assets	0.2540 Basis Points
Next 50 Billion in Assets	0.1390 Basis Points
Next 50 Billion in Assets	0.1050 Basis Points
Next 75 Billion in Assets	0.0910 Basis Points
In excess of 225 Billion in Assets	0.0850 Basis Points

Premier VIT
Basis Point Fees
First 15 Billion in Assets	0.1190 Basis Points
Greater than 15 Billion in Assets	0.1050 Basis Points

Institutional Private Account Portfolio Series (PAPS)
Basis Point Fees
First 15 Billion in Assets	0.0700 Basis Points
In excess of 15 Billion in Assets	0.0525 Basis Points

PIMCO/Allianz Open Account Fees
Networked Account (NSCC Matrix Level III Accounts)	$3.25/Account/Year
Direct Account (non NSCC Matrix Level III Accounts)	$10.25/Account/Year
Closed Account Fees 2
Included
Dedicated Resources Team
The dedicated team will consist of a 4 Technical Resources and 3 Business Resources to support PIMCO/Allianz enhancements and initiatives for the transfer. The Transfer Agent reserves the right to change allocated resources should accounts differ at commencement of service.

[1]	Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.

[2]	The Transfer Agent will purge all accounts that have had no activity in the prior 24 months.

Schedule 3.1 - 1

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Excess Activity Fees 3

Transaction Type	Monthly Threshold	Transaction Charge
Telephone Calls	28,000	$5.00/Call
Manual Transactions	53,000	$2.00/Transaction
Retirement Fee (Paid by shareholder)
Charges outlined in the current plan documents will be followed, and retained by the Transfer Agent.
Automated Work Distributor ™ (AWD®) 4

Up to 50 PIMCO/Allianz remote workstations	Included
Additional PIMCO/Allianz remote workstations	$3,900.00/Workstation
Implementation5

•	Data Conversion	Included

•	Image Conversion	Included

•	Replication Of Existing Output Media	Included

•	Training	Included
•	Up to 450 hours of training the trainer

•	Post-conversion assistance consisting of up to 450 hours of the Boston Financial “buddy system” for up to six months after conversion.

Reimbursable Expenses	Billed as Incurred

In accordance with Section 3.2

[3]	The excess activity fees will be waived for the first 90 days following the conversion. Thereafter, the fee will only be charged if the monthly threshold for each transaction type is exceeded. These current thresholds are based on the total volume across all business lines supplied in the RFP increased by 25%, and will need to be further defined by business line prior to conversion. In addition, the volumes will be reviewed and adjusted annually to reflect asset and/or account fluctuation for each business line.

[4]	Does not include hardware or third-party software.

[5]	Implementation will include all data/image conversion and training costs. The Transfer Agent will not pass on out-of-pocket related travel expensed to the Fund for its associates and the Fund will be responsible for its own travel related expenses.

Schedule 3.1 - 2

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Additional Products Included
The Transfer Agent, through its affiliate DST Systems Inc. ™ , will optionally provide the following additional products to the Fund included in the Annual Account Service Fees
▪	Ad Hoc Reporting — Current Day Snapshot Perspective (PowerSelect ™)

▪	Shareholder Internet Offering (FAN Web ™)

▪	Short-Term Trader Tracking and Fee Assessment (90 days)

▪	TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)
PowerSelect (Ad Hoc Reporting — Current Day Snapshot Perspective)

PowerSelect allows the Fund to collect and analyze data, as well as generate reports, labels and other output, including magnetic media. The database is kept current with nightly updates and is available on a 7 X 24 basis for unlimited queries.
TA2000 Standard Database File Offering
Included
FAN Web (Shareholder Internet Offerings)
Using the Financial Access Network (FAN), FAN Web can be connected to the Fund’s proprietary Internet Web site to complete transactions over the internet.
Included
Short Term Trader
Monitors trade activity using parameters set by the Fund.

Aging Period in Days
1 – 90	Included
91 – 180	$0.12/Account/Year
181 – 270	$0.18/Account/Year
271 – 366	$0.24/Account/Year
367 – Two Years	$0.36/Account/Year
TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)

Allows for same-day reporting of shareholder trading data desired by the Fund’s portfolio managers, custody banks, and fund accountants.

Supersheets/Money Movement	Included
Cash Availability	Included
Wire Proofing	Included

Schedule 3.1 - 3

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Optional Additional Products
The Transfer Agent, through its affiliate DST Systems Inc. ™ , will optionally provide the following additional products to the Fund. Products listed here are listed for information purposes only and are not required and may require a separate agreement.
o	TA2000 Voice ™

o	Electronic Data Delivery for the Financial Intermediary (FAN Mail ®)

o	SalesConnect ™

o	Financial Intermediary Internet Offering (DST Vision ™)

o	Omnibus Transparency
TA2000 Voice Features
Voice response services. Callers may process multiple functions per call. Callers can perform inquiries and process transactions. TA2000 Voice charges are based on either a minimum monthly charge or an actual monthly usage charge whichever is greater. These monthly charges are calculated as follows:
     Monthly Usage Charges 6

Audio Response — Touch Tone
TA2000 Voice	$.20/Call
Audio Response — Speech Recognition
TA2000 Voice With Speech Recognition	Additional $.05/Call
     Monthly Minimum Charge
The minimum monthly charge is calculated based on the number of funds, the number of accounts in a fund complex, and the number of call flows.
     Touch Tone Only

Charge Per Fund	Charge Per Account
$50.00	$.004
     With Speech Recognition

Charge Per Fund	Charge Per Account
$62.50	$.0025
     Multiple Call Flow Charges
     Multiple Call Flow Charges are based on the following guidelines.
•	After the initial call flow, each additional call flow that provides different flow, function, vocabulary, processing rules or access methods for a client will be charged at a rate of $500.00 per month per additional call flow.
After the initial call flow, each additional call flow that is identical in flow, function, vocabulary, processing rules, or access methods for a client will be charged at a rate of $200.00 per month per additional call flow.
In addition to the above fees, there are out-of-pocket expenses that would include:
•	AT&T long distance charges.

•	Winchester Data Center infrastructure charges currently billed at $0.081 per minute.

•	AT&T courtesy transfer is billed at either $0.30 per transfer or $.02 per toll free call whichever the Fund chooses.
AT&T Conference & Transfer is billed at either $0.45 per transfer or $0.02 per toll free call whichever the Fund chooses.

[6]	The monthly usage charge is based on a service fee of $0.20 or $0.25 for voice recognition per billable call. The call volumes for a client are aggregated for all call flows to determine the actual usage charge.
Schedule 3.1 - 4

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
FAN Mail (Electronic Data Delivery For the Financial Intermediary)
FAN Mail provides transaction, account, and price information to financial planners and broker/dealers.

Monthly FAN Mail Access and Support Charge [7]	$6,000.00/Year

Per Record Charges
Rep/Branch/ID	$.018/Per
Dealer	$.012/Per
Price Files	$.002 or $1.75/User/Month whichever is less

Monthly Volume Discount Schedule	Percent Discount On Amount
Total Per Record Charges	Over Threshold
$0 – $2,500	0%
$2,501 – $5,000	10%
$5,001 – $7,500	15%
$7,501 – $10,000	20%
$10,001 – $30,000	25%
$30,001 +	50%
     Gold & Platinum Level Discounts
An additional discount shall be applied to the usage fees paid by the Fund for (i) Basic FAN Mail Services and (ii) if the Fund is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:
     At the beginning of the next calendar year following the first calendar year in which the Fund has received Basic FAN Mail Services pursuant to a Service Exhibit, and at the beginning of each calendar year thereafter, the Transfer Agent shall review the average combined monthly usage fees actually paid by the Fund for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Fund shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:
     Gold Level
Qualification: Average combined monthly usage fees paid the Fund for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less then $25,000.00.
Discount: If the Fund receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.
If the Fund receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2 1/2% of Vision usage fees and an additional 2 1/2% (i.e. 12 1/2% total) of Basic FAN Mail usage fees billed for such cycle.

[7]	The Monthly FAN Mail Access and Support Charge paid by the customer shall be included in the above amounts for purposes of determining any discount; however, the discount will apply only to the amounts occasioned by the per record charge.
Schedule 3.1 - 5

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
FAN Mail (Continued)
     Platinum Level
Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually.
Discount: If the Fund receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.
If the Fund receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2 1/2% (i.e. 17 1/2% total) of Basic FAN Mail usage fees billed for such cycle.
If the Fund qualifies, the discount shall be shown on each invoice issued to the Fund.
DST MAY CANCEL THE PLATNUM/GOLD DISCOUNT FOR ANY REASON AT ANY TIME UPON SIXTY (60) DAYS WRITTEN NOTICE.
SalesConnect
Specific services include:
•	Office/Rep Maintenance — maintains a universal database containing firm, office and representative (“F/O/R”) information. Office and representative updates are automatically applied to the Fund’s TA2000 Financial Institution Database (“FID”) and are available to the Fund’s internal systems through outbound file feeds.

•	Transaction Resolution — matches transactions from each of the Fund’s recordkeeping sources (e.g.; TA2000, TRAC, omnibus details, variable annuities, managed accounts...etc) to the executing F/O/R. All matched trades are combined into a single outbound file format.

•	Asset Resolution — for TA2000, matches summarized assets totals at a trading ID level, to the executing F/O/R. A complete representative asset file is available each morning with values are as of the previous day close.
Implementation Fee

One Time Setup	Waived
Includes:
•	TA2000 FID (Financial Institution Database)
▪	Consult on FID flags/settings and implications to processing areas

▪	Establish method for submitting work items to the SalesConnect team (AWD or other)

▪	Generate pre-conversion reports comparing office/rep information from the global database to the corresponding values in FID

▪	Populate office/rep information from the universal database

▪	Generate post-conversion report identifying all TA2000 accounts with an office/rep ID that does not match FID
•	SalesConnect Application
▪	Build the client environment (UNIX and mainframe)

▪	Populate office/rep information from the global database

▪	Assist and/or consult on remaining front-end setup tasks including operator access, validation lists, business rules, and territories

▪	Setup outbound files
Two days on-site training
Schedule 3.1 - 6

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
SalesConnect Continued
Monthly Service Fees

Transactions Per Month [8]	Per Transaction Fee		Monthly Minimum Transaction Fee [9]
0 to 100,000	$0.15/Transaction	Or	$8,000.00/Month
100,001 to 200,000	$0.11/Transaction	Or	$15,000.00/Month
200,001 to 500,000	$0.07/Transaction	Or	$22,500.00/Month
500,001 to 2,000,000	$0.03/Transaction	Or	$35,000.00/Month
2,000,001 and Above	$0.0066/Transaction	Or	$60,000.00/Month
Remote ID Fees
1 to 5 ID’S			Included
5 and Above ID’S			$100.00/ID/Month
Optional Services
•	Build transaction and/or asset interfaces into SalesConnect from recordkeeping systems other than TA2000

•	Develop new outbound files or modify the existing files for scrubbed transactions, rep-level assets, and firm/office/rep maintenance

•	Convert data from an existing client system to SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firm/office/rep)

•	At the time of conversion, scrub TA2000 accounts with an office/representative ID that does not match the universal database.

•	Develop custom reports

•	Develop a literature order and tracking interface from SalesConnect to the Fund’s fulfillment vendor

•	Provide access to the SalesConnect Application through a wireless handheld device (e.g., Blackberry)
Fees for optional services will be determined based on specific Fund requirements

[8]	Transaction pricing tier is determined by using the prior twelve months average transactions. This per transaction fee is then used monthly with actual transaction volumes to determine transaction fees. Upon each anniversary of the agreement, the price per transaction will be adjusted based on actual transactions for the prior twelve months. Transactions include both TA2000 and external feed transactions. All financial transactions are included except dividends, withholding, and non commissionable purchases. Proprietary dealers and money market funds may be excluded at the Fund’s discretion

[9]	Monthly transaction fees are compared to the monthly minimum. The greater of the transaction fees or the minimum is charged.
Schedule 3.1 - 7

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Vision (Financial Intermediary Internet Offering)
DST Vision enables broker/dealers, financial planners, and registered investment advisors to use a Web-based system to perform order and account inquiry, execute trades, establish new accounts, review prospectuses, and retrieve electronic statements.

DST has a standard fee schedule for all Vision customers. The fee schedule is the same regardless of whether or not the Vision customer is also a customer of TA2000.

Id Charges
1 – 500	$5.00 Per Month/ Per ID For Each Of The First 500 ID’s
501 – 1,000	$4.00 Per Month/ Per ID For Each Of The Next 500 ID’s
1,001 – 2,000	$3.00 Per Month/ Per ID For Each Of The Next 1,000 ID’s
2.001 – 3,000	$2.00 Per Month/ Per ID For Each Of The Next 1,000 ID’s
3,001 – +	No Charge for each additional ID over 3,000
     In accordance with the schedule above, ID Charges cannot exceed a monthly maximum of $9,500.00

Inquiry Charges
Initial Set-Up Fee	None
Standard Per View Charge	$0.05/Per
Global Book Of Business Per View	$0.025/Per
Monthly Minimum	None
A view is defined as the complete process of an information request being initiated by the Vision User to the underlying record keeping system, and the corresponding response returned from the underlying record keeping system to the Vision User’s browser.

Statement Charges
Individual Statement Retrieval Charge	$0.05/Statement
Batch Statement Load Charge	$0.03/Image
Monthly Statement Interface Support Charge [10]	$1,300.00
Monthly Minimum	None
Each individual statement presented shall be a separate view and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge. Further, the Statement Retrieval Charges do not cover any charges or expenses the Fund may incur from their statement vendor.

[10]	The Monthly Statement Interface Support Charge shall only be imposed if the Fund elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If the Fund uses DST Output, LLC or a subsidiary of DST Output, LLC as its statement vendor, the Monthly Statement Interface Support Charge will be waived.

Schedule 3.1 - 8

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Vision (Financial Intermediary Internet Offering) Continued
The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading. Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once. Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

E-Mail Alerts
Per E-Mail	$0.05/Per regardless of the
number of confirmations
included in the E-Mail

Transaction Processing [11]
Initial Set-up Fee [12]
Existing FAN Users	Included
All Others	$5,000.00
Purchase, Redemption, Exchange, Maintenance	$0.10/Transaction
NSCC Reject Processing	$0.10/Reject
New Account Establishment [13]	$0.35/Transaction
Monthly Minimum Charge [14]	The greater of $500.00 or actual usage charge
Fund Family Vision Additional Fees 15
Fund Family Vision is an optional element of the Vision Services which provides the Fund the ability to offer integrated access to Vision through the Fund’s Web Site as described in more detail in the Fund Family Vision Implementation Guide.

Basic Package

When a User requests access to Vision, the Fund Web Site will launch a frame-set containing the Fund’s header within the top frame and the Fund’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

[11]	Transaction Processing is an optional element of Vision Services. The Fund will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.

[12]	The Initial Set-up Fees shall be waived for set-ups that involve only NSCC Reject Processing. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

[13]	Each new account transaction may contain one or more new accounts.

[14]	NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

[15]	Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth in the Agreement.

Schedule 3.1 - 9

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Vision (Financial Intermediary Internet Offering) Continued
Premium Package

In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:
•	Authentication — Provides seamless integration between the Fund’s Web Site and Vision.

•	Content Management — Enables the Fund to publish marketing or other types of customer- specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

•	Fund Specific Navigation — Enables the Fund, if the Fund participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on the Fund’s Web Site.

•	Web Stats — Provides enhanced reporting of usage patterns and general Web activity.
Fund Family Vision Fees16 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:
Basic Package
In the event the Fund elects to utilize the Fund Family Vision option, if the Fund is paying less than the monthly maximum in Vision ID Charges ($9,500.00), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000.00 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500.00 monthly ID Charge maximum. The Fund may utilize the Fund Family Vision option free of charge for so long as the Fund is paying the monthly maximum in Vision ID Charges ($9,500.00)

Premium Package
Initial Set-up Fee	$5,000.00
Monthly Fee	$3,000.00

[16]	Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

Schedule 3.1 - 10

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Vision (Financial Intermediary Internet Offering) Continued

Volume Discounts (Discount Schedule monthly) [17]
$7,500 – $15,000	20%
$15,001 – $30,000	25%
$30,001 – $45,000	30%
$45,001 – +	35%
The percentage discount is applied incrementally to the dollars associated with each breakpoint.
Each Affiliate of the Fund with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.
Platinum/Gold Discount
An additional discount shall be applied to the net Fees (i.e. after Volume Discounts) paid by the Fund for DST’s Vision Services if the Fund is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:
At the beginning of next calendar year following the first calendar year in which the Fund has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST Fan Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by the Fund for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Fund shall receive the following discounts on Vision Services fees for the then current calendar year:
Gold Level
Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less then $25,000.00.

Discount: The discount for each billing cycle equals 2 1/2% of Vision usage fees billed for such cycle.
Platinum Level
Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

If the Fund qualifies, the discount shall be shown on each invoice issued to the Fund.
DST MAY CANCEL THE PLATNUM/GOLD DISCOUNT FOR ANY REASON AT ANYTIME UPON SIXTY (60) DAYS WRITTEN NOTICE.

[17]	Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, and Transaction Processing Charges. ID Charges, Monthly Statement Interface Support Charges, Email

Schedule 3.1 - 11

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Vision (Financial Intermediary Internet Offering) Continued

Vision Voice
Participants of the Vision/Voice Consolidated 800 Number (877.97.VISION)
Per Function Charge	$0.12
Per Minute Infrastructure Charge [18]	$0.081
Per ATT Courtesy Transfer Charge [19]	$0.25

Non-TA2000/Voice Clients
Setup Fee	$2,500.00
Monthly minimum	$2,000.00
Proprietary Vision/Voice (the Fund’s Specific Toll-Free Number)
•	The same charges apply as above, plus an additional $500 per month for the additional call flow.

•	Per Minute Infrastructure Charge and will be billed as reimbursable expense by DST Enterprise Telecom.

•	Per Minute ATT Courtesy Transfer Charge’s will be billed as reimbursable expense by DST Enterprise Telecom. The Fund has the option to be charged $0.02 per call received or $0.30 per call transfer.
Omnibus Transparency
Provides the Fund with certain shareholder identity and trading information to enable the Fund to monitor the frequency of short-term trading in omnibus accounts and enforce the funds’ market timing policies.
1. Data Management — provides support for establishing and receiving transmissions of data from broker/dealers, TPA’s and the NSCC, will reformat the data in a standard TIP format, and forwards it to the Fund. DST will store the data for a week after receipt before purging
2. Data Storage — provides an “accountlet” structure to house position and transaction data received from broker/dealers, TPA’s and the NSCC. This option is in addition to the Data Management support described above.
3. Omnibus Transparency Bundled Accountlet — For customers using all services they may chose the all-in per accountlet price and eliminate transaction based pricing.
4. Administration/Full Service — For clients choosing to use the full capabilities of TA2000 Omnibus Transparency, a bundled price is available. This price includes the receipt and storage of data, trade surveillance, ROA and Short Term Trader

Alert Charges, Transaction Processing Initial Set-up Fee, Transaction Processing Monthly Minimum, and Fund Family Vision Additional Fees are not included in Volume Discount calculation.

[18]	Minutes are calculated for time spent by caller working with specific fund company. Total minutes for the month are rounded down to the whole minute.

[19]	Transfers that occur while working with your fund company, resulting in a transfer to the client call center.

Schedule 3.1 - 12

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: October 3, 2008
Omnibus Transparency (continued)
The fees associated with the four levels of support, along with optional services available at each level are detailed below.

1. Data Management
Transaction Record Detail	$0.025/Transaction/Occurrence
Position Detail	$0.01/Position/Occurrence
Additional Optional Service
Trade Surveillance [20]	$0.015/Transaction Record
2. Data Storage Fee [21]	$0.14/Accountlet/Year
Additional Optional Services
Short Term Trader
Tracking Period
90 days or less	$0.06/Accountlet/Year
91 – 180 days	$0.12/Accountlet/Year
181 – 270 days	$0.18/Accountlet/Year
270 – 1 year	$0.24/Accountlet/Year
1 year – 2 years	$0.36/Accountlet/Year
ROA	$0.03/Accountlet/Year
3. Omnibus Transparency Bundled Accountlet	$0.45/Accountlet/Year
4. Administration/Full Service (in addition to the bundled accountlet technology cost of 0.45)
1 – 50,000 accountlets (includes 25 investigations)	$3,000.00/Month
50,001 – 100,000 accountlets (includes 50 investigations)	$4,000.00/Month
100,001 and above accountlets (includes 100 investigations)	$5,000.00/Month
Additional Investigations above monthly allowance	$12.00/Investigation

[20]	Includes TA2000 Excessive Trader, B-share Analysis, and PowerSelect. PowerSelect retention will be for all year-to-date transactions.

[21]	Includes monthly TIP refresher.

Schedule 3.1 - 13